SEVERANCE AGREEMENT


This SEVERANCE AGREEMENT (the "Agreement") is made this 16th day of October, 1997, between O'SULLIVAN CORPORATION, A Virginia corporation (the "Company"), and JAMES T. HOLLAND ("Executive").

                                  RECITALS

Executive serves as President and Chief Executive Officer of the Company.
The Company and Executive have agreed that Executive will resign his position with the Company, and they desire to enter into this Agreement relating to Executive's severance from the Company.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties agree as follows:

  1. Definitions. As used herein, the following terms have the meanings indicated:
"Employment Continuity Agreement" means the Employment Continuity Agreement between the Company and Executive date March 3, 1997.
"Escrow Agreement" means the Escrow Agreement dated July 31, 1997 among the Company, Melnor, Inc., Gardena Holding AG, GH acquisition Corporation and Mellon Bank, N. A.
"Salary Continuation Agreement" means the Salary Continuation Agreement between the Company and Executive dated December 28, 1984, as amended. "Termination Date" means the date on which Executive's employment with the Company terminates. Such date will be a date between the date hereof and September 30, 1998, determined in the discretion of the Board of Directors of the Company.

  2. Resignation. Until the Termination Date, Executive shall continue as President and Chief Executive Officer of the Company and shall devote his full working time to the business and affairs of the Company. The Company shall give Executive at least 30 days prior written notice of the Termination Date; provided, however, that if no such notice is given, the Termination Date shall be September 30, 1998. Effective as of the Termination Date, Executive shall resign as an officer and employee of the Company and as a director, officer and employee of any affiliate of the Company.

  3.  Severance Payments.

a. On or before the Termination Date, the Company shall purchase an annuity (the "Annuity") at competitive rates from a recognized financial institution selected by the Company in the principal amount of $974,724, which annuity shall provide for 180 equal monthly payments to the Company, the first such payment being due and payable on the first day of the first month following the Termination Date, and the remaining 179 monthly payments being due and payable on the first day of each month thereafter until all such payments have been made. The amount of each monthly payment paid to the Company from the Annuity is herein referred to as the "Annuity Amount." The Annuity and the monthly payments therefrom shall be owned exclusively by the Company, shall be subject to the Claims of the Company's general Creditors, and Executive shall have no rights in or claim against the Annuity or the monthly payments
therefrom.                           52
b. The Company shall pay to Executive as severance pay 180 equal monthly payments in an amount equal to the Annuity Amount, the first such monthly payment being due and payable on the first day of the first month following the Termination Date, and the remaining 179 monthly payments being due and payable on the first day of each month thereafter until all such payments have been made.

  4. Vacation Pay. Within 30 days following the Termination Date, the Company shall pay to Executive in cash the sum of $31,730.75, which represents five weeks of accrued and unused vacation time at the rate of $1,269.23 per day.

  5. Salary Continuation Agreement. The Company and Executive are parties to the Salary Continuation Agreement. The parties agree that for purposes of Section 5.02 of the Salary Continuation Agreement, Executive's employment with the Company will terminate on the Termination Date for reasons other than his voluntary action, his death or his discharge for actions inimical to the corporate interest, and that consequently Executive will be entitled to the monthly installment payments called for by the Salary Continuation Agreement. The parties further agree that for purposes of computing the amount of the monthly installment payments under the Salary Continuation Agreement, Executive shall be deemed to have completed 25 years of service with the Company, so that 100% of the full benefit will be payable on the terms and conditions provided for in the Salary Continuation Agreement.

  6. Consulting Agreement. For a period of one year following the Termination Date, Executive agrees to hold himself available to provide consulting services to the Company at such reasonable times and places as the Company may request from time to time; provided, however, that Executive shall not be required to provide consulting services except during normal business hours or at locations other than Winchester and other locations where the Company maintains a facility. In exchange for Executive's agreement to hold himself available to provide such consulting services, the Company shall pay Executive a retainer of $25,000 payable 30 days after the Termination Date. The retainer shall be retained by Executive whether or not he is requested to perform consulting services. If Executive is requested to perform consulting services, he will be paid, through credits against the retainer, a daily fee of $1,350 until the retainer is exhausted. If executive is requested to perform consulting services after the retainer is exhausted, he will be paid a daily fee of $1,350 payable within 30 days of receipt of Executive's invoice for such services. In addition, the Company shall reimburse Executive for all reasonable and documented out-of-pocket expenses incurred in the performance of his consulting services.

  7. Melnor Bonus. The Company is a party to the Escrow Agreement. Pursuant to Section 6 of the Escrow Agreement, the Company may receive payments from the Escrow Funds (as defined in the Escrow Agreement), each such payment being herein referred to as a "Melnor Escrow Payment," on December 31, 1999, July 31, 2000, and at such times as all Claims (as defined in the Escrow Agreement) are resolved. Within 30 days following receipt by the Company of each Melnor Escrow Payment, the Company shall pay to Executive an amount equal to the product obtained by multiplying $100,000 by a fraction, the numerator of which shall be the amount of such Melnor Escrow Payment and the denominator of which shall be $2,500,000; provided, however, that the total amount that the Company shall be required to pay Executive from all such Melnor Escrow Payments shall not exceed $100,000.


                                     53
  8. Board of Directors. Executive currently serves on the Board of Directors of the Company. The Company will cause the Nominating Committee of the Board of Directors to nominate Executive for reelection to the Board of Directors at the 1998 annual meeting of stockholders. The Company expects to, but shall not be required to, nominate Executive for reelection to the Board of Directors at the 1999 annual meeting of stockholders and at subsequent annual meetings, assuming that Executive is eligible for reelection under the Company's standard policies relating to directors, and assuming that the Company then determines that Executive's reelection as a director would be in the best interests of the Company and its shareholders.

  9. Employment Continuity Agreement. The Company and Executive are parties to the Employment Continuity Agreement. This Agreement supersedes the Employment Continuity Agreement, the Employment Continuity Agreement is hereby terminated and canceled, and neither party shall have any further obligation to the other under the Employment Continuity Agreement.

  10. General Release of Company. In consideration of the payments and other promises made by the Company hereunder, executive hereby releases and forever discharges the Company and its affiliates from any and all claims, known or unknown, at law and equity that he has or may have as of the date hereof arising out of or relating to his employment or the termination of his employment with the Company, including but not limited to any claims for wrongful discharge, breach of express or implied contract, defamation, liability in contract, liability in tort, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, or any other federal or state law relating to employment, employee benefits or the termination of employment. Notwithstanding the preceding sentence, nothing in this Agreement shall affect Executive's rights (as such rights are modified by Section 5 hereof) under the Salary Continuation Agreement or under the Company's Retirement Savings Plan.

  11. Specific Release Under ADEA. Executive acknowledges that (i) the release in Section 10 includes a release of all claims that Executive has or may have as of the date hereof under the Age Discrimination in Employment
Act, (ii) that he has been advised in writing to consult with an attorney before executing this release, (iii) that he has been given a period of at least 21 days within which to consider this release, and (iv) that this release is knowing and voluntary. The parties agree that this Agreement shall not become effective and enforceable until seven days following the execution of this Agreement, and that on or before the expiration of such seven-day period, Executive may revoke this Agreement by delivering written notice to the Chairman of the Board of Directors of the Company. If such notice is not delivered before the expiration of such seven-day period, this Agreement shall become effective and enforceable.

  12. Release of Executive. In consideration of the promises made by Executive hereunder, the Company, on behalf of itself and its affiliates, hereby releases and forever discharges Executive from any and all claims, known or unknown, at law or in equity, that the Company has, or may have as of the date hereof, arising out of or relating to Executive's employment or the termination of executive's employment with the Company or with any affiliate of the Company.

  13. Withholding Taxes. All payments that the Company is required to make to Executive hereunder shall be subject to all required withholdings for state and federal taxes.
                                     54
  14. Successors. This agreement shall be binding upon and inure to the benefit of the Company, the Executive, and their respective heirs, representatives and successors.

  15. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Company and Executive relating to the subject matter hereof. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

  16. Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of Virginia.

IN WITNESS WHEREOF, the parties have duly executed this agreement as of the day and year first written above.

                                           O'SULLIVAN CORPORATION



                                    By:    /s/ Arthur H. Bryant II
                                           ----------------------------
                                           Title: Chairman
                                           ----------------------------

                                           /s/ James T. Holland
                                           ----------------------------
                                           James T. Holland (Executive)































                                     55